EXHIBIT 99.1

Yongye International Announces Second Quarter 2011 Financial Results

- Company Raises Top and Bottom Line Guidance –

BEIJING, Aug. 9, 2011 /PRNewswire-Asia-FirstCall/ — Yongye International, Inc. (NASDAQ: YONG), ("Yongye" or the "Company") a leading developer, manufacturer, and distributor of crop nutrient products in the People's Republic of China ("PRC"), today announced its financial results for the quarter ended June 30, 2011.

Second Quarter 2011 Financial Highlights

•	Revenue in the second quarter of 2011 increased 73.0% to $154.7 million from $89.4 million for the same period of 2010

•	Gross profit increased 83.4% year-over-year to $91.8 million

•	Income from operations increased 72.5% to $51.5 million

•	Net income attributable to Yongye increased 63.1% to $39.5 million, or $0.77 per diluted share, compared to $24.2 million, or $0.54 per diluted share, in the same period last year

•
Adjusted net income attributable to Yongye, which excludes non-cash expenses related to share-based compensation for management and independent directors, the amortization of the acquired Hebei customer list, and a change in the fair value of derivative liabilities, was $40.5 million, or $0.82 per diluted share, compared to $24.1 million, or $0.54 per diluted share, in the same period last year*

Mr. Zishen Wu, Chairman and Chief Executive Officer of Yongye International, stated, "We are pleased to announce strong second quarter results, with revenue and net income increasing 73% and 63%, respectively. This quarter was an important one in our company's history; not only was it our thirteenth consecutive quarter of year-over-year revenue and adjusted net income growth since we became a public company in 2008, but the $50 million investment by MSPEA Agriculture, an affiliate of Morgan Stanley, highlights the maturation of our business, the strength of our brand, and success of our sales and distribution strategy. This investment will help us meet the growing demand for our Shengmingsu crop nutrient product."

Mr. Wu added, "Moving forward, we expect to see strong organic growth in our business driven by increased penetration into existing markets, geographic expansion into new markets, additional marketing and brand building efforts, expanded production capacity, and improved productivity in our operations. Importantly, we are also focused on providing more color and clarity around our business. For example, in the 10-Q for this quarter we provided more detailed information on metrics that we have received questions about in the past, including sales breakdown by province and a more detailed description of our sales channels. We hope this increased commitment to disclosure and transparency provides our investors with valuable information that will help them better understand our company's business. We will continue providing this level of detail going forward."

Second Quarter 2011 Results

Revenue for the three months ended June 30, 2011 was $154.7 million compared to $89.4 million for the same period in 2010, an increase of 73.0%. The significant increase in revenue was largely due to more effective channel management and continued retail network development in the Company's existing provincial markets like Jiangsu, Hebei, Hubei and Henan and expansion into new markets like Yunnan, Anhui, Jiangxi and Sichuan. Sales from those newly developed provincial markets were $40.1 million, or 25.9%, while existing markets contributed $114.6 million, or 74.1%. During the quarter, the number of branded retailers increased from 26,006 to 28,373. The number of branded retailers as of June 30, 2011 increased 52% compared to the end of June 30, 2010.

Gross profit was $91.8 million for the three months ended June 30, 2011, compared to $50.0 million for the three months ended June 30, 2010, an increase of 83.4%. The $41.8 million increase in gross profit was almost entirely due to higher gross profit from the Company's liquid crop nutrient product sales. Gross margin was 59.3% compared to 56.0% in the same period last year, mainly due to the fact that after the Company's Wuchuan facility became operational, Yongye started to use lignite coal as a key raw material, enabling the Company to bypass intermediaries from whom it used to purchase humic acid. The Company recorded non-cash expenses of $0.7 million related to the amortization of the acquired Hebei customer list as part of its cost of sales for the second quarter of 2011. Excluding the aforementioned non-cash expenses related to the amortization of the acquired Hebei customer list, second quarter 2011 adjusted gross profit was $92.5 million, or 59.8% of sales.*

Selling expenses were $29.2 million compared to $16.3 million in the same period last year, an increase of 78.4%. As a percentage of sales, selling expenses increased by 50 basis points to 18.8% from 18.3% of sales in the same period last year. The increase in selling expenses as a percentage of sales was mainly due to more marketing promotional activities in its existing and new geographic markets.

General and administrative ("G&A") expenses were $5.6 million compared to $1.6 million in the same period last year. As a percentage of sales, G&A expenses increased to 3.6% from 1.8% of sales in the same period last year, which was primarily due to the increase of employee compensation, including restricted stock issuance under management equity plan and training expenses.

Research and development ("R&D") expenses were $5.6 million compared to $2.2 million in the same period last year. The increase in R&D expenses mainly consist of new product development expenses as well as field test expenses for new crops and newly developed geographic markets.

Operating income was $51.5 million, or 33.3% of sales, compared to $29.8 million, or 33.4% of sales, in the same period last year. Excluding non-cash expenses related to share-based compensation for management and independent directors and the amortization of the acquired Hebei customer list, second quarter 2011 adjusted operating income was $52.5 million, or 34.0% of sales.*

Net income attributable to Yongye was $39.5 million, or $0.77 per diluted share, compared to a net income of $24.2 million, or $0.54 per diluted share, in the same period last year. The Company recorded a non-cash expense related to a change in fair value of derivative liabilities of $83,435 in the second quarter of 2011. Excluding the impact of non-cash expenses related to share-based compensation for management and independent directors, the amortization of the acquired Hebei customer list, and a change in the fair value of derivative liabilities, adjusted net income attributable to Yongye for the second quarter of 2011 was $40.5 million, or $0.82 per diluted share, compared to $24.1 million, or $0.54 per diluted share in the same period last year.*

(*) See the table following this press release for a reconciliation of gross profit, income from operations, net income and diluted EPS to exclude non-cash items related to the amortization of the acquired Hebei customer list, share-based compensation, and a change in the fair value of derivative liabilities.

Six Month Financial Results

Revenue for the six months ended June 30, 2011 increased 79.2% to $204.9 million from $114.3 million. During the same time period, gross profit was $119.1 million, compared to $63.9 million in the first six months of 2010. Operating income in the first six months of 2011 was $62.8 million, compared to $35.5 million in the first six months of 2010. Net income attributable to Yongye for the first six months of 2011 was $47.9 million, compared to $28.6 million in the prior year period. In the first six months 2011, net income per diluted share was approximately $0.94, as compared to $0.64 diluted earnings per share for the same period of 2010.

Financial Condition

As of June 30, 2011, the Company had $74.9 million in cash and restricted cash, compared to $42.0 million as of December 31, 2010. Working capital was $232.5 million, compared to $124.3 million at the end of 2010. The Company has $15.5 million in short-term bank loan and $1.5 million in long-term debt as of June 30, 2011. Stockholders' equity totaled $286.6 million as of June 30, 2011, compared to $225.1 million at the end of 2010. Cash flow used by operating activities was $27.8 million and $9.2 million for the six months ended June 30, 2011 and 2010, respectively. The increase was primarily driven by higher accounts receivables, and higher deposits to suppliers, but was partially offset by higher accounts payable and accrued expenses.

Recent Developments

•
On June 20, 2011, Zishen Wu, Chairman and Chief Executive Officer of Yongye International, completed the purchase of $3.0 million worth of shares of the Company's Common Stock in open market transactions pursuant to a Rule 10b5-1 plan. The weighted average purchase price was US$5.40 per share. The share purchase demonstrates Mr. Wu's confidence in the Company and his belief that the shares are currently undervalued.

•
In June 2010, the Company closed the announced $50 million equity investment by MSPEA Agriculture Holding Limited ("MSPEA"), an affiliate of Morgan Stanley, and also announced the appointment of Mr. Homer Sun, Managing Director of Morgan Stanley who leads Morgan Stanley Private Equity Asia's China Investments, to the Board of Directors of the Company. The Company entered into a Securities Purchase Agreement with MSPEA and the Company's largest shareholder, Full Alliance International Limited, pursuant to which MSPEA purchased 5,681,818 shares of the Company's convertible preferred stock for an aggregate purchase price of $50 million on June 9, 2011.

•	On June 8-9, 2011, the Company hosted an analyst/investor event in Beijing and Hohhot, Inner Mongolia.

•
In May 2011, the marketing team and Nan Xu, General Manager of the National Sales Center of Yongye Nongfeng received the "Jin Ding Award" at the 8th China Marketing Forum, a top honor in the marketing field in China.

Business Outlook

The Company also announced that it is increasing both top and bottom line guidance for 2011. Previous guidance included revenues of $315 million to $325 million and adjusted net income of $80 million to $82 million. Revised guidance now includes revenue of $335 million to $345 million and net income, which excludes non-cash expenses related to share-based compensation for management and independent directors, the amortization of the acquired Hebei customer list, and a change in the fair value of derivative liabilities of $85 million to $87 million. The Company also expects to expand its branded retailer network to at least 30,000 by the end of 2011, which represents a 24.8% increase over the 2010 year-end number of 24,036.

Conference Call

The Company will host a conference call at 8:30 a.m. Eastern Time on August 9, 2011, to discuss its second quarter 2011 results.

To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 (866) 519-4004. International callers should dial +1 (718) 354-1231. The conference pass code is 900 00 337.

For those who are unable to participate on the live conference call, a replay will be available for fourteen days starting from 11:30 a.m. Eastern Time on August 9 to 23:59 Eastern Time on August 23. To access the replay, please dial +1 (866) 214-5335. International callers should dial +1 (718) 354-1231. The replay pass code is 900 00 337. A webcast recording of the conference call will be accessible through Yongye's website at www.yongyeintl.com.

Use of Non-GAAP Financial Measures

GAAP results for the three months ended June 30, 2011 include non-cash items related to the amortization of the acquired Hebei customer list, management share-based compensation expenses, and the change in fair value of derivative liabilities. To supplement the Company's condensed consolidated financial statements presented on a GAAP basis, the Company has provided adjusted financial information excluding the impact of these items in this release. It is a departure of U.S. GAAP; however, the Company's management believes that these adjusted measures provide investors with a better understanding of how the results relate to the Company's historical performance. These adjusted measures should not be considered an alternative to net income, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. These measures are not necessarily comparable to a similarly titled measure of another company. A reconciliation of the adjustments to GAAP results appears in the table accompanying this press release. This additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies.

About Yongye International
Yongye International is a leading crop nutrient company headquartered in Beijing, with its production facilities located in Hohhot, Inner Mongolia, China. Yongye's principal product is a liquid crop nutrient which accounted for 99.7% of total sales for the three months ended June 30, 2011. The Company also produces powder animal nutrient product which is mainly used for dairy cows. Both products are sold under the trade name "Shengmingsu", which means "life essential" in Chinese. The Company's patented formula utilizes fulvic acid as the primary compound base and is combined with various micro and macro nutrients that are essential for the health of the crops. The Company sells its products primarily to provincial level distributors, who sell to the end-users either directly or indirectly through county-level and village-level distributors. For more information, please visit the Company's website at www.yongyeintl.com.

Safe Harbor Statement
This press release contains certain statements that may include "forward-looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involving known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the risk factors discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on the SEC's website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these risk factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contacts

Yongye International
Ms. Kelly Wang
Finance Director – Capital Markets
Phone: +86-10-8231-9608
E-mail: ir@yongyeintl.com

Ms. Wendy Xuan
Business Associate
Phone: +86-10-8232-8866 x 8827
E-mail: ir@yongyeintl.com

Financial Dynamics
Mr. John Capodanno (U.S. Contact)
Phone: +1-212-850-5705
E-mail: john.capodanno@fd.com

Ms. Mingxia Li (China Contact)
Phone: +86-10-8591-1060
E-mail: mingxia.li@fd.com

- Financial Tables Follow -
YONGYE INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended
	June 30, 2011	June 30, 2010

Sales	$154,704,865	$89,414,388
Cost of sales	62,939,174	39,378,346
Gross profit	91,765,691	50,036,042

Selling expenses	29,152,923	16,343,330
Research and development expenses	5,555,634	2,238,331
General and administrative expenses	5,586,019	1,614,692
Income from operations	51,471,115	29,839,689

Other income/(expenses)
Interest expense	(291,751)	(21,614)
Interest income	16,860	14,343
Subsidy income	655,071	286,074
Other income/(expense), net	26,560	821
Change in fair value of derivative liabilities	83,435	156,936
Total other income/(expenses), net	490,175	436,560

Earnings before income tax expense	51,961,290	30,276,249
Income tax expense	10,127,255	4,738,834
Net income	41,834,035	25,537,415
Less: Net income attributable to the non-controlling interest	2,297,271	1,291,714
Net income attributable to Yongye International, Inc.	$39,536,764	$24,245,701

Earnings per share:
Basic earnings per common stock	$0.78	$0.54
Diluted earnings per common stock	$0.77	$0.54
Weighted average shares used in computation:
Basic earnings per common stock	49,276,070	44,578,011
Diluted earnings per common stock	49,378,396	44,696,725

YONGYE INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010
Current assets
Cash	$74,833,256	$41,913,469
Restricted cash	40,000	40,000
Accounts receivable, net of allowance for doubtful accounts	142,506,734	26,110,813
Inventories	43,786,483	65,878,047
Deposits to suppliers	52,794,362	10,906,295
Prepaid expenses	1,455,946	733,429
Other receivables	774,179	760,377
Deferred tax assets, net	-	158,675
Total Current Assets	316,190,960	146,501,105

Property, plant and equipment, net	22,049,598	21,547,152
Intangible asset, net	22,719,190	23,598,739
Land use right, net	4,268,223	4,218,006
Prepayment for mining project	34,934,633	34,151,063
Other assets	10,459,282	7,325,049
Goodwill	10,520,901	10,284,922
Total Assets	$421,142,787	$247,626,036

Current liabilities
Long-term loans and payables - current portion	$996,400	$457,880
Short-term bank loan	15,471,494	-
Accounts payable	19,018,035	6,127,606
Income tax payable	14,578,657	6,137,119
Advance from customers	679,552	60,841
Accrued expenses	29,586,579	3,024,235
Other payables	2,691,523	5,310,517
Derivative liabilities - fair value of warrants	622,681	1,036,268
Total Current Liabilities	83,644,921	22,154,466

Long-term loans and payables	1,500,865	383,285
Total Liabilities	85,145,786	22,537,751
Series A convertible redeemable preferred shares: par value $.001; 7,969,044 shares authorized; 5,681,818 shares issued and outstanding as of June 30, 2011	49,399,990	-

Equity
Common stock: par value $.001; 75,000,000 shares authorized; 48,187,044 shares issued and outstanding at June 30, 2011 and March 31, 2011	49,371	48,187
Additional paid-in capital	149,549,255	144,599,839
Retained earnings	111,846,563	63,943,371
Accumulated other comprehensive income	12,044,161	6,623,806
Total equity attributable to Yongye International, Inc.	273,489,350	215,215,203
Non-controlling interest	13,107,661	9,873,082
Total Equity	286,597,011	225,088,285
Commitments
Total Liabilities and Equity	$421,142,787	$247,626,036

YONGYE INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Three Months Ended
	30-June-11	30-June-10
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$50,885,969	$30,166,157
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,261,186	937,752
Change in fair value of derivative liabilities	(413,587)	(169,470)
Stock compensation expense	4,950,600	-
Deferred tax assets benefit	162,234	-
Changes in operating assets and liabilities:
Accounts receivable	(115,140,649)	(47,954,830)
Inventories	23,582,770	771,354
Deposit to suppliers	(41,373,219)	(4,111,996)
Prepaid expenses	(693,128)	(342,900)
Other receivables	(5,805)	117,326
Other assets	(1,995,399)	(5,627,195)
Accounts payable- third parties	12,662,550	1,818,461
Accounts payable- related parties	-	(880,505)
Income tax payable	8,251,950	4,615,935
Advance from customers	606,546	947,831
Accrued expenses	26,366,405	10,356,848
Other payables	1,108,043	165,247
Net Cash Provided by Operating Activities	(27,783,534)	(9,189,985)

CASH FLOWS FROM INVESTING ACTIVITIES
Payment for intangible asset	(3,000,000)	-
Prepayment for mining project	-	(19,309,188)
Proceeds from sale of property, plant and equipment	-	92,629
Purchase of property, plant and equipment	(1,608,789)	(2,791,242)
Purchase of property, plant and equipment- related party	-	(1,663,769)
Net Cash Used in Investing Activities	(4,608,789)	(23,671,570)

YONGYE INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL DATA

	Gross Profit
	Three Months Ended June 30,
	2011	2010
GAAP amount per consolidated statement of income	$91,765,691	$50,036,042
Amortization of the acquired Hebei customer list	$703,727	$0
Adjusted Amount	$92,469,418	$50,036,042

	Income from Operations
	Three Months Ended June 30,
	2011	2010
GAAP amount per consolidated statement of income	$51,471,115	$29,839,689
Amortization of the acquired Hebei customer list	$703,727	$0
Non-cash management compensation expense	$370,866	$0
Adjusted Amount	$52,545,708	$29,839,689

	Net Income (attributable to Yongye)
	Three Months Ended June 30,
	2011	2010
GAAP amount per consolidated statement of income	$39,536,764	$24,245,701
Amortization of the acquired Hebei customer list	$703,727	$0
Non-cash management compensation expense	$370,866	$0
Change in fair value of derivative liabilities	$(83,435)	$(156,936)
Adjusted Amount	$40,527,922	$24,088,765
Weighted average shares — diluted	49,378,396	44,696,725

Adjusted diluted earnings per share	$0.82	$0.54